Exhibit 3.18(a)

STATE OF DELAWARE SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 02:15 PM 02/02/1999
991042049 — 3000334
CERTIFICATE OF INCORPORATION
OF
DFG WORLD, INC.
     FIRST: The name of the corporation is: DFG WORLD, INC.
     SECOND: The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of its registered agent at such address is: THE CORPORATION TRUST COMPANY.
     THIRD: The nature of the business or purposes to be conducted or promoted is:
To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     FOURTH: The total number of shares of stock which the corporation shall have authority to issue is: 1,000 (One Thousand) shares of Common Stock, $0.01 (One Cent) per share par value.
     FIFTH: The name and mailing address of the incorporator is as follows:

Name	Address
Joseph P. McAvoy	12th Floor Packard Building
111 South 15th Street
Philadelphia, PA 19102-2678
     SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the corporation.
     SEVENTH: All votes, including those for the election of directors, may be taken by voice except as otherwise specifically provided in the corporate bylaws.
     EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver of receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such a manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.
     NINTH: A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this shall not exempt a director from liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. In the case of any change in Delaware law which expands the liability of directors, the limited liability of directors shall continue as theretofore to the extent permitted by law; in the case of any change in Delaware law which permits the corporation, without the requirement of any further action by the stockholders or directors of the corporation, to limit further the liability of directors, then such liability thereupon shall be so limited to the extent permitted by law.
     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 2nd day of February, 1999.

/s/ Joseph P. McAvoy
Joseph P. McAvoy, Incorporator

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:44 PM 01/22/2009
FILED 06:12 PM 01/22/2009
SRV 090060845 — 3000334 FILE
CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT
It is hereby certified that:
     1. The name of the corporation (hereinafter called the “Corporation”) is DFG World, Inc.
     2. The registered office of the Corporation within the State of Delaware is hereby changed to 160 Greentree Drive, Suite 101, City of Dover 19904, County of Kent.
     3. The registered agent of the Corporation within the State of Delaware is hereby changed to National Registered Agents, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.
     4. The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.
Signed on January 20, 2009.

/s/ Roy Hibberd
Roy Hibberd, Secretary